[ARTICLE]  3
[CIK]  0000903651
[NAME]  INNODATA  CORPORATION

CONTRACT  OF  LEASE

KNOW  ALL  MEN  BY  THESE  PRESENTS:

This Contract of Lease made and executed on this 29th day of January 1999, by and between:

ELCADO REALTY CORPORATION, a domestic corporation duly organized and existing under and by virtue of the laws of the Republic of the Philippines, with offices and principal place of business at the basement of Benigno Du Building, Fuente Osmena Oval, Cebu City, represented in this act by its President, Dolores D. Diez, MD, hereinafter referred to as LESSOR;

-  and  -

INNODATA PHILIPPINES, INC. a domestic corporation duly organized and existing under and by virtue of the laws of the Republic of the Philippines, with offices and principal place of business at 2F Benigno Du Building, Fuente Osmenia Oval, Cebu City, represented in this act by its Assistant Vice-President/Head of Facility, Ma. Rosario R. Remoquillo, - hereinafter referred to as LESSEE;

WITNESSETH:

WHEREAS,  the  LESSOR  is  the  absolute  and registered owner of the BENIGNO DU
BUILDING (hereafter, the "Building"), located at the Fuente Osmena Oval, Cebu City.

WHEREAS, the LESSEE desires to lease a portion of the basement, a portion of the second floor and a portion of the third floor of the Building currently existing hereinafter collectively referred to as the "Leased Premises", with a total area of one thousand six hundred one and 79/100 square meters (1,601.79 sqm.) and the LESSOR is willing to lease said premises to the LESSEE under the terms and conditions hereinafter provided.

NOW, THEREFORE, for and in consideration of the mutual covenants and obligations hereinafter contained, the LESSOR hereby leases unto the LESSEE, and the LESSEE hereby agrees to lease from the LESSOR the Leased Premises:

1. USE OF THE PREMISES - The LESSEE shall use the Leased Premises exclusively as a data encoding and software design office.

2. TERM - This Lease shall be for a period of five (5) years, to begin on February 1, 1999 and to expire on January 31, 2004.

The area leased from the LESSOR by the LESSEE under lease contact for the second and third floors and addendum for additional space in the basement, all documents covering the period of time from March 7, 1996 to March 6, 2001, hereinafter collectively referred to as the "Old Contract", shall continue to have full force and effect within the applicable period, except modified explicitly in this Contract. All terms referred to here shall not apply for the Old Contract unless otherwise specifically stated.

3. AREA - The Lease shall cover Leased Premises with a total of one thousand six hundred one and 79/100 square meters (1,601.79 sq.). Said Leased Premises is composed or seventy-five and 63/100 square meters (75.63 sqm.) on the basement, hereinafter referred to as "Basement Leased Premises", and eight hundred eight and 59/100 square meters (808.59 sqm.) on the second floor, hereinafter referred to as "2F Leased Premises", and seven hundred seventeen and 57/100 square meters (717.57 sqm.) on the third floor, hereinafter referred to as "3F Leased Premises".

The exact location and size of the Leased Premises is documented in a floor plan labeled "Annex A", "Annex B" and "Annex C" for the Basement Leased Premises, 2F Leased Premises and 3F Leased Premises, respectively, and shall form an integral part of this contract.

4. CONSTRUCTION AND TURNOVER OF LEASED PREMISES - Upon signing of this Contract, LESSOR shall, at its own expense, undertake the steps listed below. These actions shall occur within the time period covered by the Old Contract and the locations stipulated in the Old Contract as thus accordingly modified.

a. LESSOR shall ensure full operationability of items under LESSOR's responsibility like windows which should be capable of being opened and closed properly, and shall replace all broken, missing or cracked glass panes. Pipes should not be clogged nor leak, roof slabs and walls should be free from cracks and leaks. Holes in floor slabs should be properly patched, reinforced or repaired.

Any leaks occurring during the lease period shall be immediately attended to by LESSOR, including the repair of any portion of the Leased Premises damaged thereby (e.g. ceilings, floors, walls, carpets, tiles, paint, etc.). LESSOR shall not be liable for any consequential damages to office supplies, computers, office equipment, air conditioners and other similar items arising from such cracks and leaks.

LESSOR shall ensure that the Leased Premises are equipped with an electrical system with a capacity of at least 200 KVA. LESSOR and LESSEE shall both designate the location of the main panel box area within the Leased Premises. LESSOR is responsible for electrical connections from the point supplied by the electric company to the main panel box.

The completion date of such construction should not be later than February 28, 1999. All such construction and other activities to be undertaken by are the LESSOR at the LESSOR's sole expense unless otherwise provided in this document.

b. LESSOR grants LESSEE to install generator(s) with a combined capacity of approximately 250 KVA in area specified in Annex "E" of the Old Contract which the LESSEE shall rent at the thirty-three percent (33%) of the rental rate of the Leased Premises. All electrical connections from generator to the main panel box area shall be undertaken by the LESSEE, Likewise, all generator-associated equipment and materials like manual/automatic transfer switches, circuit breakers and conduits shall be provided for and installed by LESSEE. LESSEE can maintain existing structure constructed over existing generator site that shields the generator from weather and restricts access to this equipment. The generator and all generator-related equipment shall remain the property of the LESSEE and shall be removed by the LESSEE at the expiration or termination of this Contract.

c. LESSOR hereby grants LESSEE permission to install (i) window-type air conditioning units along walls not facing Fuente Osmena, (ii) condenser units of split-type air conditioning to be installed along the air conditioning ledge found at the rear of the building specified in Annex "F" of the Old Contract and
(iii) air handling units of split-type air conditioners to be installed anywhere within the Leased Premises. All other types, configuration and location for air conditioners not specifically mentioned herein shall be subject to LESSOR's prior approval. All air conditioning units and attendant piping, equipment and accessories shall remain the property of LESSEE and shall be removed by the LESSEE at the expiration or termination of this Contract.

d. LESSEE may install any kind of partition in the Leased Premises without further consultation with the LESSOR.

5. RENTAL - The parties herein agree that the monthly rental of the Leased Premises shall be as follows:

February 1, 1999 to January 31, 2000P 185.00 / sqm./month February 1, 2000 to January 31,2001P 194.25 / sq.m. / month February 1,2001 to January 31, 2002P
203.96  /  sq.m.  / month February 1, 2002 to January 31, 2003P 214.16 / sq.m. /
month  February  1,  2003  to  January  31,  2004P  235.58  /  sq.m.  /  month or a total of Two Hundred Ninety-Six Thousand Three Hundred Thirty-One Pesos and 15/100 Centavos (P296, 331.15) per month in Philippine Currency, based on the floor area of one thousand six hundred one and 79/100 square meters (1,601.79 sq.m.) at One Hundred Eighty-Five Pesos (P185.00) per square meter per month for the first year. This amount will change as the rate changes.

The rental payment due is subject to application by the advance rental payment as described below.

Rental obligations of the LESSEE to the LESSOR less applications of the rental advance, if any, are payable within the first five (5) days of every calendar month without a need of demand.

6. DEPOSIT - All deposits made by the LESSEE with the LESSOR for the Leased Premises under the Old Contract shall be maintained without change. This deposit is refundable upon the expiry of this Contact without interest. The Deposit shall answer at the end of the lease for any unpaid utility bills or any damage to the premises attributable to causes of other than ordinary wear and tear and acts of God. 7. ADVANCE RENTAL - Upon signing of this Contract, the LESSEE shall pre-pay to the LESSOR the amount of One Million Seven Hundred Seventy-Seven Thousand Nine Hundred Eighty-Six Pesos and 90/100 Centavos (P1, 777,986.90), calculated as one thousand six hundred one and 79/100 square meters (1,601.79 sq.m.), the total area of the Basement Leased Premises, 2F Leased Premises and 3F Leased Premises, multiplied by One Hundred Eighty-Five Pesos (P185.00) per square meter.

This advance rental shall be applied over a period of six months beginning February 1, 1999. In other words, Two Nine Hundred Six Thousand Three Hundred Thirty-One Pesos and 15/100 Centavos (P296, 331.15) shall be deducted from the advance made and applied to the rental payment that is due, until this advance is exhausted.

8. ADJUSTMENTS - In case of legal devaluation or extra-ordinary inflation of the Philippine Peso, the parties shall mutually consent to make the necessary adjustment in the rate of rentals.

9.IMPROVEMENTS - For the duration of this Contract, the LESSEE may, at its own expense, and with written approval of the LESSOR, install additional improvements in the Leased Premises. Provided that such improvements do not violate or cause the LESSOR to violate any applicable building or safety code or structurally endanger the building in any way; provided further, that such permanent improvements shall become the property of the LESSOR at the termination of this Contract; provided finally, that temporary improvements like furniture, fixtures and equipment which can be removed without defacing or damaging the building or any part of it shall remain the property of the LESSEE. The LESSEE shall furnish the LESSOR a complete set of "as-built" plans upon-completion of its renovations.

10. CANTEEN - LESSOR hereby grants the LESSEE permission to operate a canteen in the Building.

11.ELECTRIC SYSTEMS - All electrical works undertaken by either party hereto shall conform to the Philippine Electrical Code and/or such other pertinent law. Both parties undertaking such work shall be responsible for compliance of their work with such regulations and will be liable for violations and/or damages arising from non-compliance therewith.

12. CONSTRUCTION - All construction works undertaken by either party hereto shall conform to the Philippine Building Code and/or such other pertinent law. Both parties undertaking such work shall be responsible for compliance of their work with such regulations and will be liable for violations and/or damages arising from non-compliance therewith.

13. REPAIRS & MAINTENANCE - The LESSOR shall be responsible for maintenance and repair of the premises attributable to ordinary and reasonable wear and tear.

The LESSEE shall be responsible for repair of any damage due to the fault or negligence of the LESSEE, its employees, clients or customers and their companions. The LESSEE shall also be responsible for lost keys to locks in their premises and replacement of consumable such as light bulbs and fuses.

14. PEST CONTROL - LESSEE shall be responsible for retaining a pest control contractor for regular fumigation

15. SIGNS - The LESSEE may install at its own cost, various and customary signs, displays, lettering, illuminated or otherwise, at the exterior portion of the Leased Premises provided the installation of the same is not in violation of any ordinance law or zoning regulation. Said signs, logos or names shall not deface nor obstruct any areas common to other lessees and shall be subject to prior consultation with, and the mutual agreement of, LESSOR and LESSEE.

16. INSURANCE - Either party may, at its option and expense, secure an appropriate insurance policy over its respective insurable interest on the Leased Premises.

17. UTILITIES - The LESSEE shall promptly pay (upon billing) through the LESSOR all electrical, water, telephone, garbage and other utility fees furnished to the LESSEE by the LESSOR during the term of this Contract. The LESSEE shall not be liable for any other fee, including any subsequent Condominium Association due, not expressly mentioned herein.

a. Electricity - The Leased Premises shall be provided with an electric sub-meter. Electrical consumption shall be billed by the LESSOR and paid by the LESSEE to the LESSOR every month at prevailing VECO per kilowatt-hour rates.

b. Water - The Leased Premises shall be provided with a sub-meter. Water consumption shall be billed by the LESSOR and paid by the LESSEE to the LESSOR every month at prevailing commercial rate per cubic meter of the MCWD.

c. Telephone - The LESSOR shall allow LESSEE to use the telephone terminals of the Building for the additional installation of eight (8) telephone lines in the 'Leased Premises at LESSEE's expense. Telephone rental and long distance toll charges shall be for the account of the LESSEE. For telephones in the name of the LESSOR, said bills shall be payable to the LESSOR upon presentation of monthly bills.

18. RESERVE PARKING SPACE - The LESSOR shall provide the LESSEE with three (3) reserve parking spaces at the basement free of charge during the entire lease term.

19. TAXES - The LESSOR shall pay and defray at its own expense all real estate taxes and other government assessments. Any taxes on rental payments shall be withheld and settled by the LESSEE to the Commissioner of Internal Revenue for the account of the LESSOR.

20. WARRANTY - The LESSOR warrants that the premises which is subject of this Contract is free from all liens and encumbrances and shall maintain peaceful and legal possession of the Leased Premises in favor of the LESSEE during the term of this Contract.

21.SALE OR MORTGAGE OF LEASED PREMISES - The LESSEE agrees that the right to sell, mortgage or otherwise dispose of the Leased Premises shall be reserved to the LESSOR, provided the LESSEE's right and interest under this Contract are respected.

22. SUBLEASE - The LESSEE shall not sublease or sublet all or any portion of the Leased Premises without written consent of the LESSOR.

23. INSPECTION OF PREMISES - The LESSOR or its authorized agent shall, by previous arrangement with the LESSEE, have the right to enter the Leased Premises at any reasonable time during normal office hours to examine the same, or for any purpose, which it may deem necessary, for the operation or maintenance of the building or its installation, for purposes of making repairs or to undertake all work necessary for the building or any part thereof. No compensation or claim shall be allowed against the LESSOR by reason of any inconveniences, annoyance or injury to the LESSEE's business that may arise by virtue of undertaking any work under this provision.

24. PROHIBITION - The LESSEE shall not bring into or store in the leased premises any thing of a highly inflammable nature or explosive materials nor install therein any apparatus, machinery or equipment which may cause obnoxious tremors, noise, or which may expose the leased premises to fire or increase the fire hazard of the building or change the insurance rate of the building, or any article the LESSOR may reasonably prohibit it being understood that should the LESSEE do so, not only shall the latter be responsible for all damages which such violation may cause the LESSOR and/or its other tenants, but the LESSOR shall, in addition thereto, have the fight to cancel the lease.

LESSOR permits LESSEE to store reasonable amount of diesel fuel for LESSEE's generator.

25. COMPLIANCE WITH RULES AND REGULATIONS - The LESSEE binds itself to abide and comply with all the reasonable rules and regulations which may be promulgated from time to time by the LESSOR, as well as rules, regulations, ordinances and laws promulgated by the Bureau of Health or other duly constituted authorities regarding the use, occupancy and sanitation of the Leased Premises.

Upon signing of this Contract, the LESSEE shall furnish the LESSOR a copy of the business permit and all other pertinent permits in relation to the conduct of the business.

26. FIRE - In case of damage to the Leased Premises or its appurtenances by fire, earthquake or other unforeseen cause, the LESSEE shall give immediate notice to the LESSOR. If the building or the Leased Premises be so destroyed as to make it untenantable, without fault or neglect of the LESSEE, either party may demand the recession of this Contract, in such cases without forfeiture of deposit, advancerental or other charges to the LESSEE. 27. TERMINATION OF LEASE
- The LESSEE agrees to return or surrender the Leased Premises at the expiration of the term or termination of this Contract in as good condition as reasonable wear and tear will permit devoid of all occupants, furniture, equipment, articles and effects of any kind other than partitions, alternations, installations, additions or improvements of permanent character ownership over which accrues in favor of the LESSOR in accordance with the applicable provisions of this Contract. LESSOR shall, within ten (10) days from expiration or termination of this contract, notify the LESSEE of any furniture, equipment and effects that have not been removed and which LESSOR would want to be removed from the Leased Premises. Any furniture, equipment, articles, and effects not removed from the Leased Premises within thirty (30) days from expiration or termination of this Contract shall belong to the LESSOR. In case of breach of any condition of this Contract, the aggrieved party can extrajudicialy terminate this Contract and further, collect damages, costs of collection, expenses of litigation and reasonable; attorney's fees._ 28. PRE-TERMINATION - LESSEE may pre-terminate this Contract should LESSOR restrict or cause to restrict LESSEE's 24 hours a day, 7-days a week access to Leased Premises. Such pre-termination shall not cause the forfeiture of LESSEE's Deposit as above provided.

LESSEE may also pre-terminate this Contract in the event that the Leased Premises shall become untenantable as hereinafter defined. Such pre-termination shall not cause the forfeiture of LESSEE's deposit, which LESSOR shall immediately return to LESSEE provided that LESSEE has fulfilled all its contractual obligations.

In the event that LESSEE does not chose to preterminate this Contract despite the fact that the Leased Premises has become untenantable, LESSEE shall inform the LESSOR of the actions it should take in order to remedy the tenantability of the Lease Premises within one hundred twenty (120) days from notice thereof. During this period, LESSEE shall continue to pay rental for the tenantable areas and shall remit the same in escrow for the credit of LESSOR. Untenantable areas shall not generate rental income. Failure of LESSOR to take appropriate action to remedy the condition of the Leased Premises shall entitle the LESSEE to pre-terminate this Contract and retrieve all amounts paid in escrow.

For purposes of this paragraph, damage is defined as the reduction or impairment of usability of the Leased Premises. Untenantability shall be defined as follows:

(a) The declaration by competent authority of such fact due to damage or destruction arising from earthquake, fire, water, age, atmospheric disturbance or similar incidents;

(b) The inability of LESSEE to continue normal operations within the Leased Premises due to dangers posted by the above or due to lack of power, water, drainage or the impairment of such utilities; and

(c) The prohibition of ingress or egress by LESSOR or other competent authority due to hazards to occupants.

On the other hand, LESSEE may also pre-terminate this Contract without due cause and shall forfeit its right to the return of its Deposit. LESSOR agrees to consider the forfeited deposit as the full settlement of damages that may be suffered by the same on account of the pre-termination and shall not seek further claim against LESSEE for the pre-termination.

29. FIRST OPTION - LESSEE shall have the right of first refusal for any and all space that may become available for lease or renewal of lease whether the same be caused by vacancy of existing tenant, expiration of a contract or construction of additional space; LESSEE is likewise given the option to match any offer made by third parties thereon. LESSOR shall immediately inform LESSEE in writing of the availability of lease space to which LESSEE shall reply by a written offer within seven (7) days from receipt of LESSOR's notice. Failure of LESSOR and LESSEE to arrive at mutually acceptable terms shall entitle LESSOR to negotiate with. any third party. The terms arrived at which such third party be disclosed to LESSEE and LESSEE shall be given three (3) business days from notice thereof to match third party's offer. The non-exercise by the LESSEE of its right under this paragraph in one instance shall in no way diminish the same for exercise in the future. Breach of this right by the LESSOR shall entitle the LESSEE to immediately pre-terminate this Contract without forfeiture of its Deposit.

30. ASSIGNABILITY - Either party may assign this Contract to its successors-in-interest or to any other party as it may deem fit.

31. VENUE - The parties hereby agree that the venue of any court litigation that may arise under this Contract shall be brought before the proper courts of Cebu City exclusively, and thus expressly waive all other venues.

32. VALIDITY - This Contract supersedes and renders void any and all agreements and undertakings, oral and/or written, previously entered into by and between the parties, covering the Lease Premises. However, as mentioned, the Old Contract shall remain in full force and effect during the period covered by the Old Contract, except for provisions specifically provided in this Contract.

This Contract may not hereafter be modified or altered except by instrument in writing duly signed by the parties hereto.

In the event one or more provisions of this Contract be declared null and void and/or of no legal effect, the said provisions shall not affect and/or render null and - void the other provisions not included therein.

IN WITNESS WHEREOF, the parties thereto have caused this instrument to be duly executed by their respective authorized signatories on dates and places indicated below.

ELCADO  REALTY  CORPORATION             INNODATA  PHILLIPPINES,  INC.
LESSOR                                  LESSEE

By:     DOLORES  D.  DIEZ,  MD          MA.  ROSARIO  R.  REMOQUILLO
President                               Assistant Vice-President/
                                        Head of Facility

                    SIGNED  IN  THE  PRESENCE  OF

   _____________________                  ________________________

ACKNOWLEDGEMENT

REPUBLIC  OF  THE  PHILIPPINES)  CITY  OF  CEBU  )  S.S.

BEFORE ME, a Notary Public for and in the City of Cebu, Province of Cebu, this 1st day of March 1999 personally appeared Ma. Rosario R. Remoquillo with residence certificate October l 1998 02778 issued on February 25, 1999 at Cebu City, Cebu Province, in her capacity as Assistant Vice-President/Head of Facility of Innodata Philippines, Inc. above written and Dolores D. Diez, MD with residence certificate 3792512E issued on January 21, 1999 at Cebu City, Cebu Province, in her capacity as President of Elcado Realty Corporation above written, known to me and to me known to be the same persons named in and who executed the foregoing instrument and they acknowledged to me that the execution of the same is of their free and voluntary act and deed of the corporations which they represent.

This instrument refers to a Contract of Lease consisting of nine (9) pages, including this page, signed on all pages by the parties and their material witnesses.

SIGNED  AND  SEALED  BY  ME  AT  THE  CITY  OF  CEBU,  PROVINCE  OF  CEBU

Doc  No.  442                          INOCENCIO  A.  DELA  CERNA,  JR.
Page  No.  89                                 Notary  Public
Book  No.  XVI                           Until  December  31,  2000
Series  of  1999                        PTR  No.  3318129  issued  on
                                     January  4,  1999  at  Cebu  City